Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan of our report dated September 12, 2005, with respect to the consolidated financial statements and schedule of Sun Microsystems, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, Sun Microsystems, Inc’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sun Microsystems, Inc, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 30, 2006